Slide 1

  Introduction
  FD disclosure

Slide 2

  We are the third largest financial institution headquartered in South Carolina.
  We offer a broad-base of banking, investment and insurance products serving both consumers and businesses.
  We have a significant presence in attractive, high growth coastal markets.
  First Southeast Insurance and its affiliates are one of the largest independent insurance agencies in South Carolina.
  At the end of fiscal 2003, we
    Had total assets of $2.3 billion;
    $1.8 billion of assets were in our loan portfolio;
    We had total equity of $163 million - over 7% of assets;
    And a market cap of $378 million.
    Our five-year average compound growth rates for assets, net income, earnings per share and dividends are listed.

Slide 3

Based on a real quick comparison to the Sandler O'Neill peer group median's of $1-5 billion asset thrifts

  We trade at a much higher price to book,
  A slightly lower P/E
  And have a higher much dividend yield

Slide 4

Strategic Direction

  We have a major commitment to sales and service excellence - we have been using the Cohen-Brown sales program for the past six years.
  We are very focused on training and retaining our sales and service staff.
  We continue to explore opportunities to grow our insurance operation through acquisitions and internal growth with existing partners.
  A huge opportunity is the bank's penetration of a very large insurance household base - more than 22,000 households.
  The most significant growth in deposits is business banking.
  We are very focused and successful in growing fee-based revenues.
  We have made smart investments in a broad selection of distribution channels.
  And, we have a very rich internet banking offering.

Slide 5

  We have been in the insurance business since 1986.
  Total insurance revenues for fiscal 2003 were just over $13.7 million.
  44% of revenues from personal lines and 56% from commercial lines.
  These are some of the major companies we represent.
  In fact, First Southeast Insurance is the largest independent Allstate representative in the nation.

Slide 6

  We have a very experienced management team  - they average 18 years with our company and average 25 years of experience in banking, trust, brokerage and insurance.
  Significant resources are invested in staff training - no teller, financial services representative goes before a customer before completing a rigorous training program.
  Our people make decisions in front of customers.
  All lenders, financial service representatives, trust and investment sales personnel -  all receive incentive based compensation.
  In fact almost 39% of all of our management and employees are now incentive compensation based.

Slide 7

  First Financial does business in four primary markets: the Charleston area, the Grand Strand/Myrtle Beach area, the Florence market and the Hilton Head/Bluffton market.
  There are 45 banking sales offices - four located in Wal-Mart superstores (soon to be 5).
  10 insurance sales offices
  14 investment centers or trust offices - located in bank sales offices - with approximately $370 million under management.

Slide 8

  Our markets include 28% of the population in South Carolina.
  Population in those markets is growing 21% faster than South Carolina and 38% faster than the country.
  Job growth in the most recent 10-year period in First Financial markets is almost double the growth in South Carolina and the country.
  Per capita income is above the South Carolina average.
  Of particular importance, these markets have a large concentration of residents 55 and older, an important target group for the bank and the First Southeast group.

CONCLUSION:

  We have a very experienced and successful management team;
  A very successful sales and service culture;
  We're in excellent high growth markets;
  We have a rapidly growing and profitable insurance business and substantial growth in other income.
  And an excellent record of earnings and dividend performance.